AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

FRANK A. WALTERS

AND

SHARING SERVICES GLOBAL CORPORATION
FKA/ SHARING SERVICES, INC.

EXECUTED TO BE EFFECTIVE AS OF MAY 16, 2019

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This **AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT** (the "Agreement") is deemed to be effective May 16, 2019 (the "Effective Date"), is entered into by and between **SHARING SERVICES GLOBAL CORPORATION**, FKA/ SHARING SERVICES, INC. a Nevada limited liability company (collectively, the "Company") and **FRANK A. WALTERS** ("Executive").

RECITALS:

WHEREAS, Executive has extensive experience in the formation, funding, governance and operation of complex business ventures;

WHEREAS, the Company believes that Executive has been and will continue to be an integral part of the operation, management and development of the business of the Company (the "Business"); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires that from and after the Effective Date, Executive will be employed as the Chief Financial Officer of the Company and Executive desires to accept such employment; and

WHEREAS, Executive and the Company desire to formalize the terms and conditions of Executive's employment as Chief Financial Officer of the Company.

AGREEMENT:

NOW THEREFORE, for and in consideration of the foregoing premises, the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Company and Executive hereby agree as follows:

I.

DEFINITIONS

The various defined terms used in this Agreement, shall have the meaning ascribed to such terms in this Agreement, including as set out on Schedule A attached hereto and incorporated herein.

II.

EMPLOYMENT

2.1 Employment; Title.

2.1.1 Chief Financial Officer. Subject to the terms and conditions of this Agreement, the Company hereby initially employs Executive as the Chief Financial Officer ("CFO") of the Company and Executive hereby accepts such employment as of the Effective Date.

2.1.2 Reservation of Rights. Executive acknowledges and agrees that the Company has the right to change Executive's title and duties as it may so elect, from time to time.

2.2 Duties And Responsibilities. Executive will duly and diligently perform all the duties assigned to Executive and commensurate with, and which are otherwise commonly incident to, Executive's position while in the employ of the Company, including those duties as may be described in the Company's Bylaws, governance documents, and as may be modified pursuant to Section 2.1 above. Executive will truly and faithfully account for and deliver to the Company all money, securities and things of value belonging to the Company which Executive may from time to time receive for, from or on account of the Company.

2.3 Sufficient Time And Attention. Executive will devote sufficient time, attention and effort to the business and affairs of the Company. Executive further agrees to well and faithfully serve the Company and will use his best efforts to promote the interests of the Company, subject to applicable law. Executive may, at his option, work flexible hours provided that he seeks, in good faith, to discharge his responsibilities hereunder.

III.

TERM AND REVIEW

3.1 Term. The initial term of this Agreement shall be three (3) years (the "Initial Term"). Provided, however, any time after the expiration of the second year but prior to the expiration of the third year of the Initial Term, the Company shall have the right to renew this Agreement for an additional one (1) year term (the "Extended Term"). For purposes of this Agreement, any references to Term shall mean the Initial Term and the Extended Term as the context requires.

3.2 Annual Review. Executive and the Company agree that they will review the terms and conditions of Executive's employment annually and discuss and mutually agree upon changes to this Agreement for the purpose of effecting an increase in the Base Salary and the Incentive Bonus plan and to enhance the prospects of success for the Company.

IV.

COMPENSATION

As the total consideration for Executive's services rendered hereunder, the Company shall compensate Executive, as follows:

4.1 Base Salary.

4.1.1 Initial Base Salary. The Company will pay Executive an initial annual base salary of Two Hundred Fifty Thousand And No/100 Dollars ($250,000.00), payable in regular equal monthly installments in accordance with the customary payroll practices of the Company (the "Base Salary").

4.1.2 Base Salary Increase. Executive's Base Salary will be reviewed annually and increased in accordance with the Company's operating budget, when feasible (in the determination of the Board of Directors).

4.1.3 Deductions. Executive's Base Salary shall also be subject to deductions as required by law or as appropriate under the Company's payroll deduction procedures and policies.

4.1.4 Definition. As used in this Agreement, the term "Annual Base Salary" shall mean the Base Salary then in effect for the applicable year of this Agreement.

4.2 Benefits.

4.2.1 General Description. The Company shall also provide to Executive, at Company's expense, health insurance for Executive and his family: (i) either Company Group Insurance or Medicare or (ii) the cost of Medicare and Supplemental insurance, whichever best benefits Executive and the Company (collectively the "Benefits"). Executive shall be entitled to participate in additional benefits (other than the "Benefits") as the Company may create from time to time for its Executive Management Team Members (such additional benefits adopted from time to time by the Company shall be deemed part of the "Benefits" defined above).

4.2.2 Source Of Payments And Other Compensation. Executive hereby acknowledges and agrees that all payments provided under this Agreement represent an unfunded and unsecured obligation of the Company, shall be paid in cash solely from the general funds and resources of the Company, and, except as required by law, no special or separate trust or fund shall be established and no other segregation of assets shall be made to assure payment.

4.3 Personal Time Off. Executive shall be entitled to twenty-five (25) days annual personal time off ("PTO") in accordance with the Company's published policies (and which have been delivered to Executive). Executive shall take Executive's PTO entitlement in each twelve (12) month period and shall not accrue more than one (1) year's PTO entitlement from one twelve (12) month period to the next. Without in any way limiting the generality of the foregoing, and subject to compliance with the laws of the State of Texas, any PTO entitlement not taken in the appropriate twelve (12) month period or the year following shall be lost unless specific arrangements are made between Executive and the Company, which arrangements are to be confirmed in writing and

signed by each of the parties hereto prior to the expiration of the relevant time period. Upon termination of Executive's employment for any reason, the Company shall pay to Executive (in addition to all other amounts described in Article V. of this Agreement) the economic value of such accrued PTO benefits, if any at a rate based on Executive's Annual Base Salary.

4.4 Expenses.

4.4.1 Out-Of-Pocket. The Company shall reimburse Executive for all reasonable out-of-pocket expenses properly incurred by Executive in the course of employment with the Company. Executive will provide the Company with appropriate statements and receipts verifying such expenses. Reimbursement shall be paid to Executive no later than thirty (30) days after submission of such request for same. Reimbursement of expenses by the Company shall not be unreasonably withheld, conditioned or delayed.

4.4.2 Automobile. During the Term, Executive shall be entitled to a car allowance of One Thousand And No/100 Dollars ($1,000.00) per month for the purchase or lease of an automobile (and for costs associated with the operation of same such as fuel, maintenance and insurance) for use in connection with the performance of Executive's duties hereunder. Such automobile allowance shall be paid to Executive in lieu of reimbursement of local automotive expenses incurred by Executive on behalf of the Company.

4.4.3 Cell Phone/Service. The Company shall provide Executive with: (i) the use of a cell phone of Executive's reasonable election along with a comprehensive usage and service plan or (ii) reimburse Executive the amount of $150.00 per month for Executive to use his personal cell phone for Business and Company duties.

4.5 Restriction On Transfer; Drag-Along Agreement.

4.5.1 Restriction On Transfer. Executive shall not sell or transfer any Shares of stock in the Company which Executive owns, without written prior notice to the Company.

4.5.2 Drag-Along Agreement. If holders of more than fifty percent (50%) of the outstanding Common Stock agree to, or vote as, Shareholders of the Company in favor of any merger, stock acquisition, sale of assets or comparable transaction (an "Acquisition Transaction"), then Executive agrees to approve, vote his Shares in favor of, and sell his Shares pursuant to the terms of, such Acquisition Transaction. Executive agrees to execute all documents and do all such other acts and things as may be required to consummate an Acquisition Transaction.

4.6 Best Efforts To Remove Personal Guaranty On Company Obligations. The Company will use its best efforts, when appropriate and in its sole discretion, to remove Executive as a guarantor on any Company obligation which Executive has personally guaranteed.

4.7 Discretionary Bonus. Executive shall eligible to participate in such bonus plan as may be approved from time to time by the Board of Directors of the Company, provided that nothing herein shall obligated Company to pay any bonuses to Executive.

V.

TERMINATION

5.1 Termination By The Company. Subject to the provisions of this Article V., the Company's Board of Directors may terminate Executive's employment with the Company at any time by giving a written notice in accordance with the notice provisions contained in Section 7.1 (a, "Notice of Termination") to Executive at least one hundred and twenty (120) days in advance of the effective date of same.

5.2 Termination By Executive.

5.2.1 Subject to the provisions of this Article V., Executive may terminate Executive's employment with the Company at any time by giving a written Notice of Termination to the Company at least sixty (60) days in advance of the effective date of same.

5.2.2 Notwithstanding any provision in this Agreement to the contrary, in the event that Executive gives such Notice of Termination during the first sixty (60) days of this Agreement, the vesting of any Warrants (which may have occurred during such sixty (60) day period) shall be deemed revoked.

5.3 Payments On Termination Without Cause Or For Good Reason. If Executive's employment with the Company is terminated by the Company pursuant to Section 5.1 for any reason other than Cause, or is terminated by Executive pursuant to Section 5.2 for Good Reason, the Company shall:

(a) at Executive's election, pay to Executive an aggregate amount equivalent to twenty-four (24) months Annual Base Salary, payable in twelve (12) equal installments, the first such payment commencing on the date which is thirty (30) days after the Date of Termination;

(b) reimburse Executive within thirty (30) days of the Date of Termination in accordance with Section 4.4 for any expenses incurred by Executive up to and including the Date of Termination; and

(c) maintain Executive's Benefits referred to in Section 4.2 for the Severance Period or, if that is not possible, pay to Executive an amount equal to the cost of such benefits to the Company, grossed up so that the after tax value of the payments is equal to the then present value of the benefits to Executive.

5.4 Payments Upon A Change of Control. In the event there is a Change of Control and Executive's employment is terminated by the Company pursuant to Section 5.1 for any reason other than Cause or Permanent Disability during the period beginning one (1) month prior to the Change of Control and ending twelve (12) months following the Change in Control, the Company shall pay to Executive the amounts (and confer the benefits) set out in Section 5.3 above.

5.5 Payments On Termination By Company For Cause Or On Termination By Executive Without Good Reason. If Executive's employment with the Company is terminated by the

Company pursuant to Section 5.1 for Cause, or if such employment is terminated by Executive pursuant to Section 5.2 without Good Reason, the Company shall:

(a) pay to Executive an amount equal to the Annual Base Salary earned by Executive up to the Date of Termination (and any outstanding PTO pay, if any) calculated as of such Date of Termination;

(b) reimburse Executive in accordance with Section 4.4 for any expenses incurred by Executive up to and including the Date of Termination; and

(d) arrange for Executive to receive any pension benefits to which Executive is entitled pursuant to the Company's pension/retirement plan.

5.6 Termination By Mutual Agreement. Notwithstanding the above provisions, Executive's employment pursuant to this Agreement may be terminated at any time by mutual written agreement signed by Executive and the Board of the Company. Any such termination of employment shall have the consequences specified in such agreement.

5.7 Return Of Property. Upon any termination of his employment with the Company, Executive will deliver or cause to be delivered to the Company promptly all equipment, books, documents, money, securities or other properties of the Company that are in the possession, charge, control or custody of Executive.

5.8 No Termination Claims. Upon any termination of Executive's employment by the Company in compliance with this Agreement or upon any termination of Executive's employment by Executive, Executive will have no action, cause of action, claim or demand against the Company, any related or associated companies or any other person as a consequence of such termination, it being the intent and agreement of Executive and the Company that the terms of this Agreement shall establish the rights of the Executive and obligations of the Company in connection with Executive's employment termination. Provided, however, Executive reserves all rights to seek and/or compel enforcement of this Agreement against the Company.

5.9 Resignation As Officer. Upon any termination of Executive's employment under this Agreement, Executive will execute and deliver to the Company a statement evidencing his resignation as an Officer (and to the extent applicable, as a Board Member) of the Company.

5.10 Non-Derogation Covenant.

5.10.1 Executive Covenant. During the Term and thereafter following any termination of this Agreement, Executive agrees that Executive will not say, publish or do any act or thing that disparages or casts the Company, its officers, Directors, employees, agents and/or representatives in any unfavorable light, or which could result in injury to any such person's reputation.

5.10.2 Company Covenant. The Company agrees that it shall make no public announcement regarding Executive's past employment with the Company which disparages or

casts Executive in an unfavorable light or which could cause injury to Executive's reputation. Executive and the Company agree that neither shall make any press release or other public announcement concerning this Agreement, except to the extent required by applicable law.

5.11 Provisions Which Operate Following Termination. Notwithstanding any termination of Executive's employment under this Agreement for any reason whatsoever (whether with or without Cause or otherwise), the provisions of Articles IV., V. and VI. of this Agreement (as well as any other provisions of this Agreement necessary to give efficacy thereto) will continue in full force and effect following such termination.

5.12 Events of Default. The Company shall be in default under this Agreement upon the occurrence of any of the following events or conditions (herein called an "Event of Default"):

(a) The Company is dissolved or involved in a receivership or bankruptcy proceeding; or

(b) Any amount or financial benefit due to Executive under Section 5.6 has not been paid or fulfilled within fifteen (15) days of such payment or financial benefit being due; or

(c) Any material breach by the Company of any non-monetary provision of this Agreement which has not been cured within twenty (20) days of delivery of written notice to the Company by Executive (or Executive's legal counsel) regarding same.

5.13 Reasonableness. The parties agree that the provisions of this Article V. are fair and reasonable and that the amounts payable by the Company to Executive or for Executive's benefit pursuant to Article V. are reasonable estimates of the damages which will be suffered by Executive in the event of the termination of employment with the Company in the circumstances set out in this Article V. and will not be construed as a penalty.

5.14 All Inclusive Nature. The parties agree that the payments under this Article V. will be deemed to include: (a) all termination pay and Severance Period pay owing to Executive; and (b) any other or further amount of notice, pay in lieu of notice, or other amount which could be claimed at common law or under any statute or other law in any jurisdiction throughout the world, in respect of the termination of Executive's employment.

VI.

NON-COMPETITION COVENANT/NON-SOLICITATION

6.1 Non-Competition Covenant/Scope. In partial consideration for the compensation paid by the Company to Executive under this Agreement (but subject to Sections 2.5, 6.8 and 6.9), Executive shall not directly or indirectly engage in any action, activity or business venture in competition with the Company during the Term and for the twenty-four (24) month time period

commencing upon the earlier of: (i) the expiration of the Term of this Agreement or (ii) the Date Of Termination of this Agreement.

6.2 Basis For Restriction. Executive recognizes that the Company's need for a restrictive covenant is based on many factors, including, but not limited to, the following:

(a) Executive will, during the term of this Agreement, be personally entrusted with and exposed to the Confidential Information of the Company;

(b) The Company will suffer great loss if Executive were to terminate this Agreement and thereafter enter, directly or indirectly, into competition with the Company.

6.3 Time Restriction. The covenants in this Article VI shall be effective during the period in which this Agreement is in effect and for an additional period as set out in Section 6.1, above.

6.4 Purpose. Executive understands and agrees that the purpose of the foregoing covenants is to protect the legitimate business interests of the Company and is not to restrict Executive's mobility or to prevent him from utilizing general skills in this field.

6.5 Construction Of Covenants. It is understood and agreed that the scope of the covenants contained in this Article VI. are reasonable as to time, area, and scope and are necessary to protect the Company. Nevertheless, it is further agreed that such covenant shall be regarded as divisible and shall be operative as to time, area, and scope, to the extent that it may be so operative, and if any part of it is declared invalid or unenforceable as to time, area or scope, the validity and enforceability of the remainder shall not be affected.

6.6 Non-Solicitation Of Employees, Independent Distributors, Vendors, Suppliers Or Customers. As an independent covenant, Executive shall not directly or indirectly induce or influence or attempt to induce or influence, whether on his own behalf or on behalf of any other party, any employee, independent distributor, vendor, supplier or customer of the Company to terminate such person's employment, distribution, vendor, supplier, or customer relationship with the Company for the purpose of competing with the Business. This covenant shall be effective during the period in which this Agreement is in effect and for an additional period of twenty-four (24) months thereafter.

6.7 Injunctive Relief. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to injunctive relief restraining Executive from violating Sections 6.1 and 6.6 of this Agreement. Nothing herein shall prohibit the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages and attorney's fees from Executive.

6.8 Safe Harbor. Notwithstanding any provision in this Agreement in general, and this Article VI. in particular to the contrary, Executive shall not be in default or breach of this Agreement as a result of Executive's actions relating to Other Ventures: (i) approved in writing by a majority vote of the Directors and/or (ii) those ventures identified on Schedule B of this Agreement.

6.9 No Right Of Enforcement. Notwithstanding any provision in this Agreement to the contrary, the Company shall ONLY have the right to seek enforcement of this Article VI. against

Executive in the event the employment of Executive is: (i) terminated by the Company for Cause or (ii) terminated by Executive without Good Reason.

VII.

GENERAL

7.1 Notices. Any demand, notice or other communication ("Communication") to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To The Company:

Sharing Services Global Corporation
1700 Coit Road, Suite 100
Plano, Texas 75075
Attention: Cathy McCain, General Counsel

To Executive:

Mr. Frank A. Walters
11109 New Orleans Drive
Frisco, Texas 75035

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in the State of Texas USA, following the deposit of the Communication in the mail and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

7.2 Time Of Essence. Time will be of the essence of this Agreement.

7.3 Deductions. The Company will deduct all mandatory (but not permissive) statutory deductions from any amounts to be paid to Executive under this Agreement.

7.4 Sections And Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary

hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

7.5 Number. In this Agreement words importing the singular number only will also include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and companies and vice versa.

7.6 Benefit Of Agreement. This Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of Executive and the successors and permitted assigns of the Company respectively.

7.7 Entire Agreement. Except for the Assignment and other documents executed in conjunction with Executive's subscription for the purchase of an ownership interest in the Company (and of all documents necessary to effectuate such transaction), this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement.

7.8 Amendments And Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.9 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

7.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

7.11 Venue. For the purpose of all legal proceedings, this Agreement will be deemed to have been performed in the State of Texas and the courts of the State of Texas will have jurisdiction to entertain any action arising under this Agreement. The Company and Executive each hereby agrees to the jurisdiction of the courts of the State of Texas.

7.12 Attorney's Fees. The prevailing party in any legal proceeding brought under or with respect to this Agreement is entitled to recover from the non-prevailing party all costs of such proceeding and reasonable attorney fees.

7.13 Further Acts. Each party hereto agrees to perform any and all such further and additional acts and execute and deliver any and all such further and additional instruments and documents as may be reasonably necessary in order to carry out the provisions and effectuate the intent of this Agreement.

7.14 Recitals. The recitals and definitions set forth in the "Whereas" recitals above are incorporated herein word for word and made a part of this Agreement for all purposes.

7.15 Counterpart Execution. This Agreement may be executed in any number of counterparts by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.16 Successors And Assigns. This Agreement is intended to inure to the benefit of and be enforceable by the Company and its successors and assigns as well as by Executive, his successors and personal representatives. Executive hereby acknowledges and agrees that the services to be performed under this Agreement are personal and, therefore, the Executive may not assign any of his duties under this Agreement without the Company's prior written consent. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all, or substantially all, of the Company's Business and/or assets shall assume by written instrument (a copy of which is to be delivered to Executive) the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor (or assign) to the Company's Business and/or assets.

7.17 Independent Counsel. Executive hereby acknowledges and agrees that he has had reasonable opportunity to consult with separate legal counsel with respect to the matters contained herein and is not relying on any representations of any party with respect to any of the terms or provisions of this Agreement not otherwise contained herein.

7.18 Indemnity; Hold Harmless. In addition to any and all indemnity obligations set out in the Company's Articles of Incorporation, Bylaws and other governance documents (as may be amended from time to time), the Company shall fully, and promptly upon demand, indemnify, defend and hold harmless Executive for all losses, damages, claims or liability, including but not limited to reasonable attorneys' fees and expenses (singularly or collectively, the "Losses"), incurred by Executive and/or the Company, in connection with: (i) the discharge of Executive's responsibilities under this Agreement and/or (ii) in Executive's capacity as an employee of the Company. Provided, however, the indemnity, defense and hold harmless provisions of the immediately preceding sentence shall not apply to any Losses incurred by Executive and/or the Company which directly arise out of the willful misconduct, bad faith or gross negligence of Executive. This provision shall expressly survive the expiration or earlier termination of this Agreement.

7.19 Amended And Restated Agreement. This Agreement replaces in its entirety that certain "Executive Employment Agreement" entered into by and between Sharing Services, Inc. (now known as Sharing Services Global Corporation) and Executive dated March 4, 2018 (the "Original Agreement"). In the event of any conflict between the terms of the Original Agreement and this Agreement, the terms, conditions and provisions of this Agreement shall govern and control.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:

SHARING SERVICES GLOBAL CORPORATION,
a Nevada corporation

By: ____________________
Printed Name: JOH "JT" THATCH
Title: CEO

EXECUTIVE:

____
Frank A. Walters

SCHEDULE A

DEFINITIONS

1. **Cause**. "Cause" means: (a): (i) wilful misconduct, material and continued insubordination, chronic absenteeism, wilful dishonesty, engaging in conduct constituting unlawful harassment or discrimination, conviction of a criminal felony, or of an immoral nature within the standards of Executive's local community and (ii) which has had a material, adverse effect on the Company; or (b) other conduct in material and wilful breach of this Agreement which has had a material, adverse effect on the Company. Provided, however, Cause shall not exist unless and until Executive fails to cure such grounds for Cause listed above within sixty (60) days of Executive's receipt of written notice from the Company as to the specific grounds for Cause and the specific cure for same.

2. **Change of Control.** "Change of Control" means the occurrence of any of the following events:

(a) the Company is merged, or consolidated or reorganized into or with another Company or other legal person in any transaction or series of related transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) and as a result of such merger, consolidation or reorganization, less than 51% of the combined voting power of the outstanding voting interests of the surviving entity or person immediately after such transaction or series of related transactions, are held in the aggregate by persons or entities who were holders of voting interests of the Company immediately prior to such transaction;

(b) the Company sells all or substantially all of its assets to any other company or other legal person in any sale or series of related sales (other than a transaction to which only the Company and one or more of its subsidiaries are parties);

(c) the Company's Directors approve the distribution to the Company's Shareholders of all or substantially all of the Company's net assets, or the Company's Directors, Shareholders or a court of competent jurisdiction approves the dissolution or liquidation of the Company;

(d) any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding clauses (other than transactions to which only the Company and one or more of its subsidiaries are parties); or

(e) the Company is no longer actively engaged in the marketing, distribution and sale of the product and services provided for sale as of the date of this Agreement.

3. Common Stock. "Common Stock" means the allotment of the Shares which are not Preferred Stock.

4. Confidential Information. "Confidential Information" means confidential information of the Company, including trade secrets, customer lists and other confidential information concerning the business and affairs of the Company. Executive's obligations of confidence described above do not apply to information which is:

(a) available to the public other than by breach of obligations of confidence owed by Executive;

(b) rightfully received by Executive, outside of the course of Executive's employment, from a third party without confidentiality limitations;

(c) independently developed by Executive without reliance on any Confidential Information of the Company; or

(d) known to Executive prior to the first receipt of the same in the course of Executive's employment.

5. Date Of Termination. "Date of Termination" means the date on which a proper Notice of Termination is given to or by Executive or the date otherwise specified in the Notice of Termination or the actual date Executive's employment is terminated, or in the case of the death of Executive, the Date of Death, or in the case of a Permanent Disability, the Date of Disability, whichever occurs first.

6. Date Of Death. "Date of Death" shall mean the date of decease of Executive as set out in the certificate of death issued by the applicable governmental authority.

7. Date Of Disability. "Date of Disability" shall be the first date a Permanent Disability exists.

8 Event Of Default. "Event of Default" shall have the meaning set out in Section 5.14.

9. Executive Management Team. "Executive Management Team" means all:

(a) officers of the Company; or

(b) all other executives and/or employees of the Company discharged with supervising responsibility of personnel or of an aspect of the Company's business operations but upon whom an officer title has not been conferred (the latter also referenced to in this Agreement as "Senior Management Employees").

10. Good Reason. "Good Reason" means:

(a) the Company and its subsidiaries, taken as a whole, cease to operate as a going concern; or

(b) any action by the Company without Executive's prior, written consent that constitutes constructive termination of Executive's employment with the Company, including, but not limited to: (i) any reduction in Executive's titles, reporting relationships, powers, authority, duties or responsibilities (except as described in Section 2.1 above); (ii) any reduction in Executive's Annual Base Salary and/or Incentive Bonus plan; or (iii) any material reduction in the value of Executive's benefits described in Section 4.2, above, provided Company shall have thirty (30) days' opportunity to cure any claimed breach of the foregoing following receipt of written notice from Executive notifying Company of the claimed breach; or

(c) the Company fails to pay, when due, any amount payable by it to Executive pursuant to this Agreement, provided Company shall have thirty (30) days' opportunity to cure such failure to pay following receipt of written notice from Executive notifying Company of the claimed failure to pay; or

(d) any term of Executive's employment with the Company is changed without Executive's consent in any proceedings under any bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation statute or law of any jurisdiction; or

(e) the event of a Permanent Disability (defined below); or

(f) a Change of Control; or

(g) any material breach or Event of Default of this Agreement by the Company; or

(h) the relocation of Executive's office by more than twenty (20) miles from its current location.

11. Notice Of Termination. "Notice of Termination" shall have the meaning set out in Section 5.1, above.

12. Other Ventures. "Other Ventures" means those business activities and business relationships described in Section 6.8, including, but not limited to, the ventures described on Schedule C attached hereto.

13. Permanent Disability. "Permanent Disability" means Executive's absence from his duties with the Company on a full-time basis for more than six (6) consecutive months as a result of Executive's incapacity due to a physical or mental illness or condition which is certified by a duly licensed medical doctor in the State of Texas.

14. Preferred Stock. "Preferred Stock" means any class of the Shares which hold preferential rights in relation to the Common Stock.

15. Severance Period. "Severance Period" means a period of twenty-four (24) months from the applicable Date of Termination, Date of Death or Date of Disability.

16. **Shares.** "Shares" means any share of any class of stock of the Company, as the context requires.

17. **Start Date.** The date of Executive's commencement of employment with the Company which is March 4, 2018.

18. **Subsidiary**. "Subsidiary" has the meaning ascribed to it in the Texas Business Organizations Code.

19. **Surviving Spouse**. "Surviving Spouse" shall mean the spouse of Executive as of the Date of Death of Executive, provided Executive and such spouse are legally married as of such Date of Death.

20. **Term**. "Term" shall have the meaning set out in Section 3.1, above.

20. **Warrants.** "Warrants" shall mean any Warrants for the purchase of the Shares described in the Agreement (including but not necessarily limited to the Initial Warrants and the Subsequent Warrants).

SCHEDULE B

OTHER VENTURES OF EXECUTIVE

1. Kestral Financial, LLC
2. Tiger 9397 Investment Group LLC